                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION
                                                ONE CORPORATE DRIVE
                                            SHELTON, CONNECTICUT 06484

                                                       Rider
                                       Highest Periodic Value Death Benefit

This Rider is  attached to your  deferred  Annuity.  If the terms of the Annuity and those of this Rider  conflict, the  provisions  of this  Rider  shall  control.  The  benefit  provided  pursuant  to the terms of this Rider is a
"Highest Periodic Value Death Benefit."

Effective Date:  The Effective Date of this Rider is shown in the Schedule Supplement.

Highest  Periodic Value Death  Benefit:  If the Effective Date of this Rider is the same as that for the Annuity to which it is  attached,  then while this Rider is in effect,  the Minimum  Death  Benefit of the Annuity  calculated before any Death Benefit Target Date equals the greater of (a) and (b) where:

(a)      is the Highest Periodic Value as defined below; and

(b)      is the death benefit calculation as defined in the Annuity to which this Rider is attached.

On or after any Death Benefit  Target Date shown in the Schedule  Supplement,  the Minimum Death Benefit equals the greater of (c) and (d) where:

(c)      is the Highest Periodic Value as of any Death Benefit Target Date plus any subsequent  Purchase  Payments, less any subsequent Proportional Reductions and less any Credits; and

(d)      is the death benefit calculation as defined in the Annuity to which this Rider is attached.

In all cases,  the Minimum Death  Benefit is increased by any Purchase  Payments  received  after the date of death which triggers  payment of the death benefit and is decreased by any  Proportional  Reductions after the applicable date of death and by any Credits.

If the Effective  Date shown in the Schedule  Supplement  is after the Annuity's  Issue Date, we treat your Account
Value on the Effective Date of this Rider as if it were the initial Periodic Value.

Other Death Benefit Provisions

The  provisions  applicable  to the death  benefit  described  in your  Annuity  regarding  eligibility,  limits of applicability,  including  any  suspension  period  due to a  change  in  any  designation,  modes  of  payment  to
Beneficiaries  or any other  provision  regarding  the death benefit  other than the method of  calculation  of the
Minimum Death Benefit continue to apply unless specifically indicated otherwise in this Rider.

Definitions:

         The "Highest  Periodic Value" is the greatest of all previous  "Periodic Values" on or after the Effective
         Date of this Rider and on or before the earlier of the date of death and any "Death Benefit Target Date."

         The "Death Benefit Target Date" is as shown in the Schedule Supplement.

         "Periodic Value" is the Account Value in the  Sub-accounts and the Interim Value in the Fixed  Allocations of the Annuity on the Effective Date of this Rider and at the end of each  "Applicable  Period,  adjusting each Periodic Value by adding the sum of all subsequent  Purchase  Payments and  subtracting  both the sum of all subsequent "Proportional Reductions" and any Credits.
         The  "Applicable  Period"  begins on the  Effective  Date of this  Rider and lasts for the  amount of time shown as the  Applicable  Period  in the  Schedule  Supplement.  Each  Applicable  Period  after the first begins when the previous one ends.  If the Effective  Date of this Rider is different  from the Issue Date of your Annuity,  the initial  Applicable  Period is  determined as of the Effective  Date this benefit is elected.  Subsequent  Applicable  Periods  are  determined  based  on the  Issue  Date  of  your  Annuity.
         However,  the last Applicable Period ends on the earlier of the date of death and any Death Benefit Target
         Date, as indicated in your Annuity.

         A "Proportional  Reduction" is a proportional  reduction caused by all withdrawals.  The proportion equals the proportionate reduction in the Account Value due to the withdrawals as of that date.

         "Credits" are amounts we may provide  pursuant to your Annuity that,  in  accordance  with its terms,  are subject to recovery  upon the death of the  decedent if death  occurs  within a time period  specified  in your  Annuity  or after the date of death.  Credits  are  recovered  as  provided  in your  Annuity or any amendment thereto.

Consideration for the Benefit

This benefit is issued in consideration for either (a),(b), or (c) where:

         (a)      is the charge shown in the Schedule Supplement;

         (b)      is your  agreement to allocate your Account Value in accordance  with an asset  allocation  model we select,  with the Sub-Accounts  available to use in each category of such model subject to any investment limitations we determine; and

         (c)      is the combination of (a) and (b) above.

The  actual  form of  consideration  applicable  is shown  in the  Schedule  Supplement.  The  applicable  forms of consideration are subject to the limitations and requirements described below.

Charge for the Benefit:  We assess the charge  against the daily total value of each  Sub-account  in which Account
Value is  maintained  in the Annuity to which this Rider is attached.  The charge is assessed each day at the daily equivalent  of the rate shown in the  Schedule  Supplement.  The charge is included in the  calculation  of the Net
Investment  Factor of the  Annuity to which  this Rider is  attached.  This  charge  does not apply on or after any date we transfer your Account Value in order to begin annuity payments.

Investment  Limitations:  We may limit the investment  options in which you may allocate  Account Value.  Should we prohibit  access to any  investment  option,  any transfers  required to move Account Value to eligible  investment options  will not be counted  in  determining  the number of free  transfers  during an Annuity  Year.  You are not bound by our  investment  limitations  on or after the Annuity Date unless  required as part of the annuity  option selected.

Asset  Allocation  Model:  If we  require  that  you  invest  in  accordance  with a  model  as all or  part of the consideration  for this death  benefit,  we may use a model we  develop  and  maintain  or we may elect to follow a model provided by an independent third party.  We may change the model applicable to your Annuity.

The model will specify a number of categories in which Account Value must be allocated.  You must complete each category by allocating Account Value to Sub-accounts eligible for each separate category.  We reserve the right to require that you use only one eligible Sub-account at a time to complete each category.

We determine which Sub-accounts are eligible for each category or we may elect to follow the recommendations of an independent third party.  We may at any time make new determinations as to which Sub-accounts are eligible for each category.  We may do so for a variety of reasons including, but not limited to, a change in the investment objectives or policies of an underlying mutual fund or portfolio, or failure, in our sole determination, of such mutual fund or portfolio to invest in accordance with its stated investment objective or policies.

Any transfers required to comport with the model or as a result of new determinations as to the Sub-accounts available in a category will not be subject to any transfer fee and will not count against any total of free transfers per Annuity Year.

You may transfer Account Value maintained in a category to other eligible Sub-accounts for that category, subject to the transfer provisions of your Annuity.

We rebalance the Account Value periodically among categories using the then current percentages of the asset allocation model.  We expect that the current percentages for each category may change from time to time.  Any change in the current percentages will become effective not later than the next rebalancing of Account Value occurring on or immediately after the date of the change.

Your  investment  allocations  are not bound by any model on or after the Annuity  Date unless  required as part of the annuity option selected.

Misstatement  of Age or Sex: : If there has been a  misstatement  of the age/or sex of any person on whom  benefits pursuant to this Rider are based, we make adjustments to conform to the facts.

Termination

You may elect to terminate  this  benefit.  We may require you to submit this Rider and the Schedule  Supplement to us at our Office before we agree to terminate the benefit.

If we require you to invest in  accordance  with an asset  allocation  model,  this  Highest  Periodic  Value Death
Benefit  terminates  immediately  if Account  Value is  allocated in a manner that does not conform to the model or you allocated Account Value to other than eligible Sub-accounts in the categories of the model.

If we require you to invest in  accordance  with  limitations  on access,  in whole or in part,  to any  investment options,  this Highest Periodic Value Death Benefit hereunder terminates  immediately if Account Value is allocated in a manner that does not conform to such limitations.

                                    AMERICAN SKANDIA LIFE ASSURANCE CORPORATION

                                                     President

1 of 3
END-HPV(04/02)